SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549


                      Form 8-K


         Current Report Pursuant to Section 13 or 15(d) of
            The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 1996

                      EMCOR GROUP, INC.
       (Exact name of registrant as specified in its charter)

Delaware          0-2315            11-2125338
(State or other   (Commission     (I.R.S. Employer
jurisdiction       File Number)    Identification No.)
of incorporation)

      101 Merritt Seven, Norwalk CT           06851
(Address of principal executive offices)    (Zip Code)

Registrant's Telephone Number (including area code) (203) 849-7800

                         N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

     As previously reported in Form 8-K dated February 5, 1996 of EMCOR Group, Inc. (the "Registrant"), the Registrant solicited the consent of holders of (x) its 7% Senor Secured Notes, Series A, due 1997 ("Series A Notes"), issued under an Indenture (the "Series A Indenture") dated as of December 15, 1994 among the Registrant, its subsidiaries MES Holdings Corporation and SellCo Corporation, as Guarantors, and IBJ Schroder Bank & Trust Company, as Trustee, and (y) its 11% Series C Notes, due 2001 ("Series C Notes"), issued under an Indenture dated as of December 15, 1994, as amended by a First Supplemental Indenture dated as of June 28, 1995 (collectively, the Series C Indenture), among the Registrant, its subsidiary MES Holdings Corporation, as Guarantor, and Fleet National bank of Connecticut (f/k/a Shawmut Bank Connecticut, National Association) to certain proposed amendments to the Series A Indenture and to the Series C Indenture, respectively.

     As previously reported in the Form 8-K dated February 5, 1996, the proposed amendments will (i) reduce the ratio required to be maintained by the Registrant and certain of its subsidiaries under a Consolidated Fixed Charge Coverage Ratio covenant (as defined in the Indentures) contained in each of the Indentures and
(ii) exclude from the interest component of that calculation certain non-cash interest payments which are payable by the issuance of additional Series A Notes and Series C Notes.

     The majority in aggregate principal amount of the outstanding Series A Notes and Series C Notes are required to approve the proposed amendments to the Series A Indenture and the Series C Indenture, respectively.

     As of the close of business on February 29, 1996, the proposed amendments were consented to by a majority in aggregate principal amount of the outstanding Series A Notes and by a majority in aggregate principal amount of the outstanding Series C Notes. As of that date, holders of $39,778,571 in aggregate principal amount of the outstanding Series A Notes (representing approximately 61% in aggregate principal amount of the outstanding Series A Notes) consented to the proposed amendments to the Series A Indenture, and holders of $46,602,331 in aggregate principal amount of the outstanding Series C Notes (representing approximately 67% in aggregate principal amount of the outstanding Series C Notes) consented to the proposed amendments to the Series C Indenture.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   EMCOR GROUP, INC.


                              By:  /s/ Frank T. MacInnis
                                   Frank T. MacInnis
                                   Chairman, President and
                                   Chief Executive Officer

Dated:  February 29, 1996